                                                                    EXHIBIT 2.03

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made and entered into as of March 2, 2000 by and among DoveBid, Inc., a Delaware corporation ("DoveBid"), Haltek Electronics d/b/a Test Lab Company, a California corporation (the "Company"), the Manford and Audrey Trees Living Trust Dated March 3, 1980 (the "Trees Trust"), Manford J. Trees, Audrey Trees, the Michael P. Megown and Darcy E. Megown Trust Dated November 7, 1995 (the "Megown Trust"), Michael Megown and Darcy Megown (each of the Trees Trust and the Megown Trust hereinafter individually referred to as a "Shareholder" and collectively referred to as the "Shareholders", and each of Manford J. Trees, Audrey Trees, Michael Megown and Darcy Megown hereinafter individually referred to as a "Beneficiary" and collectively referred to as the "Beneficiaries").

     The Trees Trust and the Megown Trust own beneficially and of record all of the issued and outstanding capital stock of the Company.

     DoveBid desires to purchase from the Shareholders, and each Shareholder desires to sell to DoveBid, all shares of the capital stock of the Company owned by the Shareholders (collectively, the "Shares") on the terms and conditions set forth in this Agreement.

     Now, therefore, the parties agree as follows:


                                    ARTICLE I
                             STOCK SALE AND PURCHASE

     1.1  Agreement to Sell and Purchase Stock.  At the Closing, each
          -------------------------------------
Shareholder shall sell, transfer and deliver to DoveBid, and DoveBid shall purchase and accept from each Shareholder, all of the Shares owned by such Shareholder, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character (collectively, "Liens") in exchange for the following aggregate consideration (the "Purchase Price"):

         (i) cash in the amount of $6,750,000, payable at the Closing, of which $5,084,542 shall be payable to the Trees Trust and $1,665,458 shall be payable to the Megown Trust, which payments shall be subject to reduction in accordance with Section 1.2 (the "Closing Payment"); and

         (ii) cash in the amount of $250,000, payable 120 days following the Closing Date, of which $188,316 shall be payable to the Trees Trust and $61,684 shall be payable to the Megown Trust (the "Deferred Payment"), which payments shall be subject to offset pursuant to Section 1.4 and Article VIII.

     1.2  Purchase Price Adjustment.  At the Closing, the Shareholders shall
          -------------------------
deliver a balance sheet of the Company as of the business day immediately preceding the date of the Closing (the "Closing Balance Sheet"), prepared in accordance with United States Other Comprehensive Basis of Accounting ("OCBOA"), consistently applied with prior periods, together with a detailed list of all accrued expenses and liabilities of the Company as of the Closing Date (the "Closing Liabilities Schedule"). In the event that the sum of (a) the aggregate book value of stockholders' equity of the Company, determined in accordance with OCBOA, consistently applied with prior periods, set forth on the Closing Balance Sheet (such amount, the "Closing Stockholders' Equity") plus (b) an amount equal to one-half of the total amount of state and federal income taxes in respect of the Stub Period (as defined in Section 2.7) payable as calculated on the Income Tax Schedule to the Closing Balance Sheet (the "Shareholders' Tax Deposit"), is less than $3,017,632, the Closing Payment shall be reduced by one dollar for each dollar that the sum of Closing Stockholders' Equity plus the Shareholders' Tax Deposit is less than $3,017,632. In the event that the aggregate book value of the inventory of the Company, determined in accordance with OCBOA, consistently applied with prior periods, set forth on the Closing Balance Sheet (such amount, the "Closing Inventory") is less than $2,724,658, the Closing Payment shall be reduced by one dollar for each dollar that Closing Inventory is less than the $2,724,658. In the event of any reduction in the Purchase Price, the respective portions of the Closing Payment payable to the Shareholders shall be proportionately reduced between them, and such reduced aggregate consideration shall constitute the "Purchase Price" for all purposes under this Agreement.

     1.3  Closing.  The purchase and sale of the Shares, and the consummation of
          -------
the other transactions contemplated hereby (the "Closing"), will take place at the offices of DoveBid at 1241 East Hillsdale Boulevard, Foster City, California at 10:00 a.m. Pacific Time, on March 2, 2000 or, if all conditions to closing have not been satisfied or waived by said date, at such other time and place as DoveBid and Shareholders shall mutually agree upon. At the Closing, the Shareholders will deliver to DoveBid certificates representing all of the Shares, duly endorsed for transfer to DoveBid, against delivery to the Shareholders by DoveBid of the Closing Payment. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.4  Taxes True-Up.  If, upon preparation of the Company's federal and
          -------------
state income tax returns for the Stub Period, DoveBid determines that the Shareholders' Tax Deposit exceeded an amount equal to one-half of the total amount of federal and state income taxes in respect of the Stub Period, DoveBid shall promptly refund such difference to the Shareholders. If, upon preparation of the Company's federal and state income tax returns for the Stub Period, DoveBid determines that the Shareholders' Tax Deposit was less than an amount equal to one-half of the total amount of state and federal income taxes in respect of the Stub Period, DoveBid shall send a letter to the Shareholders' requesting such difference, and the Shareholders agree to promptly pay in cash such difference to DoveBid, or, in the event that the Deferred Payment has not yet been made, to the offset of such difference against the Deferred Payment. DoveBid agrees to make available to the Shareholders the federal and state income tax returns of the Company in respect of the Stub Period, and to discuss in good faith the calculations thereon, provided, that each party hereto agrees that the preparation of such returns and final determination of all amounts thereon shall be the sole right and responsibility of DoveBid.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                       OF THE SHAREHOLDERS AND THE COMPANY

     Except as specifically set forth in the disclosure letter provided by the Shareholders and the Company to DoveBid simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "Company Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, each of the Shareholders and the Company hereby jointly and severally represent and warrant to DoveBid as follows:

     2.1  Organization and Good Standing.  The Company is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which the character of the properties owned, leased or licensed by it or the nature of such activities makes such qualification necessary.

     2.2  Power, Authorization and Validity.
          ---------------------------------

          2.2.1 The Company, each Shareholder and each Beneficiary has the right, power, legal capacity and authority (corporate or trust) to enter into and perform its obligations under this Agreement, and all agreements to which the Company, such Shareholder or such Beneficiary is or will be a party that are required to be executed pursuant to this Agreement (the "Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by the Company's Board of Directors. No vote of the shareholders of the Company is required by the Articles of Incorporation, bylaws, other governing documents of the Company or applicable law with respect to the due authorization and approval of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

          2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable the Company, the Shareholders or the Beneficiaries to enter into, and to perform their respective obligations under, this Agreement and the Ancillary Agreements, except for such qualifications and filings as may be required to comply with federal and state securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing, and will, in the case of filings, be made within the time prescribed below.

          2.2.3 This Agreement and the Ancillary Agreements are, or when executed by the Company, the Shareholders and the Beneficiaries will be, valid and binding obligations of the Company, the Shareholders and the Beneficiaries enforceable against the Company, the Shareholders and the Beneficiaries in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

          2.2.4  Trust Arrangements.
                 ------------------

         (a) Trust Instruments. The Trees Trust is a revocable trust duly
             -----------------
created and validly existing under the laws of the State of California. The copy of the Manford and Audrey Trees Declaration of Trust Dated March 3, 1980 (the "Trees Trust Agreement") provided to DoveBid is a true and complete copy of the currently effective operative trust agreement for the Trees Trust and remains in full force and effect. No amendment, modification, restatement, termination or revocation of the Trees Trust Agreement, in whole or in part, has been entered into or has become effective since March 3, 1980. The name of the Trees Trust as it appears on the signature page of this Agreement is the correct name of the Trees Trust. The Megown Trust is a revocable trust duly created and validly existing under the laws of the State of California. The copy of the Michael P. Megown and Darcy E. Megown Declaration of Trust Dated November 7, 1995 (the "Megown Trust Agreement") provided to DoveBid is a true and complete copy of the currently effective operative trust agreement for the Megown Trust and remains in full force and effect. No amendment, modification, restatement, termination or revocation of the Megown Trust Agreement, in whole or in part, has been entered into or has become effective since November 7, 1995. The name of the Megown Trust as it appears on the signature page of this Agreement is the correct name of the Megown Trust.

         (b) Trustees. The authorized and acting co-trustees of the Trees Trust
             --------
as of the date hereof are, and on the Closing Date will be, Manford J. Trees and Audrey Trees (together, the "Trees Co-Trustees"). Neither Trees Co- Trustee has resigned or become incapacitated. Each such Trees Co-Trustee is competent to act as co-trustee of the Trees Trust and each such Trees Co-Trustee is authorized to sign and deliver to DoveBid this Agreement and all Ancillary Agreements. The authorized and acting co-trustees of the Megown Trust as of the date hereof are, and on the Closing Date will be, Michael Megown and Darcy Megown (together, the "Megown Co-Trustees"). Neither Megown Co-Trustee has resigned or become incapacitated. Each such Megown Co-Trustee is competent to act as co-trustee of the Megown Trust and each such Megown Co-Trustee is authorized to sign and deliver to DoveBid this Agreement and all Ancillary Agreements.

         (c) Trust Property. Each of the Trees Trust and the Megown Trust has
             --------------
the power and authority to own the Shares described in Section 2.3 as being owned by the Trees Trust and the Megown Trust, respectively. The Shares have been duly contributed to the Trees Trust and the Megown Trust, respectively, and constitute an asset of the Trees Trust and the Megown Trust, respectively, as of the date hereof and will constitute an asset of the Trees Trust and the Megown Trust, respectively, on the Closing Date.

         (d) No Default. The Trees Co-Trustees are not in violation or default
             ----------
of any of the provisions of the Trees Trust Agreement, except for such violations or defaults which would not prevent or delay the consummation of the transactions contemplated by this Agreement and the performance and enforceability of the obligations of the Company and the Trees Trust hereunder. The terms of the Trees Trust have not and will not change or be amended by virtue of execution of this Agreement, and the consummation of the transactions contemplated hereby will not cause any change in, modification to or acceleration of any of the terms of the Trees Trust Agreement. The Megown Co-Trustees are not in violation or default of any of the provisions of the Megown Trust Agreement, except for such violations or defaults which would not prevent or delay the consummation of the transactions contemplated by this Agreement and the performance and enforceability of the obligations of the Company and the Megown Trust hereunder. The terms of the Megown Trust have not and will not change or be amended by virtue of execution of this Agreement, and the consummation of the transactions contemplated hereby will not cause any change in, modification to or acceleration of any of the terms of the Megown Trust Agreement.


     2.3  Capitalization.  The authorized capital stock of the Company consists
          --------------
entirely of 1,000,000 shares of common stock, of which a total of 267,494 are issued and outstanding, and of which 201,494 are owned beneficially and of record by the Trees Trust and 66,000 are owned beneficially and of record by the Megown Trust, and no other entity or individual owns either beneficially or of record, any other equity interest of the Company. On the date of this Agreement each Shareholder has, and on the Closing Date each Shareholder will have, good and marketable title to that number of shares of capital stock of the Company set forth in this Section 2.3, free and clear of any and all Liens, which shares do and shall constitute collectively all of the outstanding shares of the Company's capital stock. On the date of this Agreement, there are no, and on the Closing Date, there will be no, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of shares of the Company's capital stock or any securities convertible into or exchangeable for shares of the Company's capital stock or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement.
There is no voting agreement, right of first refusal or other restriction (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company's outstanding securities.
Each share of each of the Company's capital stock has been duly authorized and validly issued, is fully paid and nonassessable, is not subject to any right of rescission, and has been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws, other laws, and requirements set forth in applicable agreements or instruments. The Company is not under any obligation to register under the Securities Act, any of its presently outstanding securities or any securities that may be subsequently issued.

     2.4  Subsidiaries.  The Company does not have any subsidiaries or any
          -------------
interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     2.5  No Conflict.  Neither the execution and delivery of this Agreement nor
          -----------
any Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default, impairment or violation of (a) any provision of the Articles of Incorporation, bylaws or other governance document of the Company, (b) any instrument or contract to which the Company, any Shareholder or any Beneficiary is a party or by which the Company, the Shareholder or a Beneficiary is a party, or any of the Company's, the Shareholders' or the Beneficiaries' assets or properties are bound or affected, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company, a Shareholder or a Beneficiary or their respective assets or properties. The consummation of the transactions contemplated by this Agreement does not and will not require the consent, waiver, release or approval of any third party.

     2.6  Litigation.  There is no action, proceeding, claim or investigation
          -----------
pending against the Company before any court or administrative agency, nor has any such action, proceeding, claim or investigation been threatened. There is no reasonable basis for any shareholder or former shareholder of the Company, or any other person, firm, corporation, or entity, to assert a claim against the Company, any Shareholder or DoveBid based upon: (a) ownership or rights to ownership of any shares or other ownership interest in the Company, (b) any rights as a shareholder of the Company, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among the Company and its shareholders. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Company or its assets, properties or securities.

     2.7  Taxes.  The Company has timely filed all federal, state, local and
          -----
foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes, except taxes on income payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns through the Closing Date (the "Stub Period"), has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid or accruals or reserves so established, other than taxes on income in respect of the Stub Period. All accruals or reserves for taxes on the Closing Balance Sheet will be established in the ordinary course of business and will be consistent with the Company's prior practices. The Company is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. The Company has not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Company or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of the Company has ever been audited by the Internal Revenue Service or any state taxing agency or authority. There is not in effect any waiver by the Company of any statute of limitations with respect to any taxes; and the Company has not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. The Company is not a "personal holding company" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has not filed any election under Section 341(f) of the Code. The Company has withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law. The Company has never made an election under Section 1362 of the Code to be an S corporation within the meaning of Sections 1361 and 1362 of the Code. For the purposes of this Agreement, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

     2.8  Financial Statements.  The Company has delivered to DoveBid, attached
          --------------------
hereto as Exhibit A, copies of: (a) the Company's unaudited balance sheet as of
          ---------
December 31, 1999 (the "Balance Sheet") and (b) the Company's unaudited income statements for the twelve months ended December 31, 1999 (together, with the Balance Sheet and the Closing Balance Sheet, the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company at the dates therein indicated, in the case of the Balance Sheet and Closing Balance Sheet, and the results of operations for the period therein specified, in the case of the income statements included in the Financial Statements, and (c) have been prepared in accordance with OCBOA, applied on a consistent basis with prior periods. Other than in respect of income taxes, the Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements and the Closing Liabilities Schedule. As of the date of this Agreement and as of the Closing Date, the Company's aggregate indebtedness to Manford J. Trees, Audrey Trees and the Trees Trust ("Trees Indebtedness") does not and will not exceed $792,203.84, and the Company has provided to DoveBid each agreement and instrument evidencing any Trees Indebtedness.

     2.9  Title to Assets and Properties.  The Company has good and marketable
          -------------------------------
title to all of its assets as shown on the Balance Sheet and Closing Balance Sheet, free and clear of all Liens (other than for taxes not yet due and payable). All machinery and equipment included in such assets is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, or has received any notice of violation with which it has not complied. Section 2.9 of the Company Disclosure Letter sets forth a true and complete list of all property owned by third parties and held by the Company for sale on consignment, none of which appears on the Financial Statements as an asset of the Company.

     2.10  Absence of Certain Changes.  Since December 31, 1999, there has not
           --------------------------
been with respect to the Company:

         (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon, other than the payment of bonuses to officers;

         (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

         (c) any mortgage, encumbrance or Lien placed on any of the properties thereof;

         (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business in individual amounts less than $25,000;

         (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business in individual amounts less than $25,000;

         (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

         (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the membership interests thereof;

         (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its non-officer employees or agents, or any bonus payment or arrangement made to or with any of such non-officer employees or agents;

         (i) any change with respect to the management, supervisory or other key personnel thereof;

         (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter;

         (k) any obligation or liability incurred thereby to any of its officers, employees, shareholders, directors or agents or any loans or advances made thereby to any of its officers, employees, shareholders, directors or agents except normal compensation and expense allowances payable to officers and employees, and obligations to the Company's attorneys and accountants incurred in connection with transactions contemplated hereby;

         (l) any amendment or change in the Articles of Incorporation, bylaws or other governing documents of the Company; or

         (m) any change in the accounting policies or procedures of the Company.

     2.11  Contracts and Commitments.  Section 2.11 of the Company Disclosure
           -------------------------
Letter sets forth a list of each of the following oral or written contracts, agreements, understandings and arrangements, a true and complete copy of each (or, in the case of an oral agreement, a written summary of all of the material terms of which) has been provided to DoveBid:

             (a) Contract, agreement or other understanding or arrangement providing for payments by or to the Company in an aggregate amount of $25,000 or more in any year;

             (b) Company IP Rights Agreement (as defined in Section 2.12), and contract, license, agreement or other understanding or arrangement as licensor or licensee;

             (c) Contract, lease, license, agreement or other understanding or arrangement for the lease of real or personal property;

             (d) Joint venture contract or arrangement or any other agreement that involves or could involve a sharing of profits, expenses or losses with any other party;

             (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business and for no more than $25,000 in amount, and except as disclosed in the Financial Statements;

             (f) Contract, agreement or other understanding or arrangement containing covenants purporting to limit the Company's freedom to compete in any line of business in any geographic area, or which grants any exclusive rights or obligations;

             (g) Contract, agreement or other understanding or arrangement for or relating to the employment of any officer, employee, contractor, or consultant of the Company; or

             (h) Any other agreement not specified above which is material to the business of the Company.

     All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments identified in this Section 2.11 are valid and in full force and effect. The Company is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment. The Company does not have any liability for renegotiation of government contracts or subcontracts, if any.

     2.12  Intellectual Property.  The Company owns, or has a valid right to
           ---------------------
use, sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Company IP Rights") and such rights to use, sell or license are sufficient for the conduct of the Company's businesses as presently conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a breach of any instrument or agreement governing or affecting any Company IP Rights (the "Company IP Rights Agreements"), do not and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or impair the right of the Company to use, sell or license any Company IP Right or portion thereof. There is no royalty, honoraria, fee or other payment payable by the Company to any person by reason of the ownership, use, license, sale or disposition of any Company IP Right (other than as set forth in the Company IP Rights Agreements listed in Section 2.11 to the Company Disclosure Schedule). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by the Company or currently under development by the Company or the provision of any service currently provided by the Company or currently planned to be provided by the Company violates any license or agreement between the Company and any third party or infringes any Intellectual Property Right of any other person or entity; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right nor is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts, or will conflict, with the rights of any other person or entity, nor is there any basis for any such assertion. Section 2.12 to the Company Disclosure Schedule contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Company to perfect or protect its interest in Company IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks, Internet domain names, Internet or World Wide Web URLs or addresses. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial or intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet or World Wide Web URLs or addresses, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     2.13  Compliance with Laws.  The Company has complied, or prior to the
           --------------------
Closing Date will have complied, and is or will be at the Closing in full compliance with, all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, hazardous materials, toxic waste disposal, building standards, zoning and other similar matters, (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data, and (d) the Immigration Reform and Control Act. The Company has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations involving the Company pending or threatened before any governmental entity.

     2.14  Certain Transactions and Agreements.  None of the officers,
           -----------------------------------
directors, shareholders or employees of the Company, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with the Company (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers, directors, shareholders or employees, nor any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with the Company, except for (i) normal compensation for services as an officer, director, shareholder or employee thereof, and (ii) the Trees Indebtedness. None of said officers, directors, shareholders or employees nor any member of their immediate families has any interest in any property, real or personal, tangible or intangible, including any Intellectual Property Rights, used in or pertaining to the business of the Company, except for (i) the normal rights of a shareholder of the Company, and (ii) the Trees Trust owns the real property, which it leases to the Company, in which the Company conducts its business.

     2.15.  Employees, ERISA and Other Compliance.
            -------------------------------------

          2.15.1 The Company does not have any employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

          2.15.2 The Company (i) has not ever been nor are now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) has no current labor disputes. The Company has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of their key employees intends to leave its employ.

          2.15.3  Section 2.15.1 to the Company Disclosure Schedule identifies
(i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between the Company and any employee of the Company, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by the Company under which the Company or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "Company Employee Plans").
For purposes of this Section 2.15, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company. Copies of all Company Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to DoveBid, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Company Employee Plan. All Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Company Pension Plans"), are identified as such in Section 2.15.3 to the Company Disclosure Schedule. All contributions due from the Company with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Financial Statements. Each Company Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Company Employee Plans.

          2.15.4 No Company Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Company Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA which would result in a liability to the Company, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or will make the Company or any officer or director of the Company subject to any liability under Title I of ERISA or liable for any tax (as defined in Section 2.7 hereof) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

          2.15.5 Any Company Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "Company 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has delivered to DoveBid a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Company 401(a) Plan.

          2.15.6 Section 2.15.6 to the Company Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses and all forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Company Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company and (C) covers any employee or former employee of the Company. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the "Company Benefit Arrangements." Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangement. The Company has delivered to DoveBid a complete and correct copy or description of each Company Benefit Arrangement.

          2.15.7 There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement that would increase the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof since the date of the Balance Sheet.

          2.15.8 The Company has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of

Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of the Company.

          2.15.9 No benefit payable or which may become payable by the Company pursuant to any Company Employee Plan or any Company Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

          2.15.10 The Company is in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

          2.15.11 No employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject the Company to any liability.

          2.15.12 A list of all employees, officers, directors and consultants (other than the Company's attorneys and accountants) of the Company and their current compensation is set forth on Section 2.15.12 to the Company Disclosure Schedule.

          2.15.13 The Company is not a party to any (a) agreement with any officer, director, shareholder or other employee thereof (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.16  Company Documents. The Company has made available to DoveBid for
           -----------------
examination true and complete copies of all documents and information listed in the Company Disclosure Schedule or other exhibits called for by this Agreement which has been requested by DoveBid and/or its legal counsel, including, without limitation, the following: (a) copies of the Company's Articles of Incorporation, bylaws and other governance documents as currently in effect; (b) all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its journal reflecting all equity issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents.

     2.17  No Brokers.  None of the Company, the Shareholders nor the
           ----------
Beneficiaries are or will be obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     2.18  Accounts Receivable.  Subject to the reserves set forth on the
           -------------------
Balance Sheets, if any, all accounts receivable of the Company set forth on the Balance Sheets have arisen in the ordinary course of the Company's businesses, represent valid, enforceable and fully collectible obligations due to the Company, and have been and are not subject to any set-off, counterclaim or future performance obligation on the part of the Company.

     2.19  Books and Records.
           -----------------

          2.19.1 The books, records and accounts of the Company (a) are in true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Financial Statements on the basis of OCBOA.

          2.19.2 The Company has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with OCBOA, and (ii) to maintain accountability for assets.

     2.20  Insurance.  The Company maintains and at all times during the prior
           ----------
three years has maintained policies of insurance of the type and in amounts appropriate for the Company, including all legally required workers' compensation insurance, casualty, fire and general liability insurance. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. Prior to the Closing, the Shareholders shall have obtained, and fully prepaid all premiums associated with, "claims made" insurance for the Company for activities of the Company prior to the Closing, which insurance shall name DoveBid as an additional insured, which shall expire no earlier than the third anniversary of the Closing and which shall contain coverage that is reasonably acceptable to DoveBid. All policies of insurance now held by the Company are set forth in Section 2.20 of the Company Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible. Any and all life insurance on any of the Shareholders shall be cancelled as of the Closing Date.

     2.21  Disclosure. Neither the Company Disclosure Schedule, this Agreement,
           ----------
its exhibits and schedules, nor any of the certificates or documents to be delivered by the Company to DoveBid pursuant to this Agreement, taken together, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.




                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF DOVEBID

     Except as specifically set forth in the disclosure letter provided by DoveBid to the Company simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "DoveBid Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, DoveBid hereby represents and warrants to the Company as follows:

     3.1  Organization and Good Standing.  DoveBid is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.2  Power, Authorization and Validity.
          ---------------------------------

          3.2.1 DoveBid has the corporate right, power and authority to enter into and perform its obligations under this Agreement, and all agreements to which DoveBid is or will be a party that are required to be executed pursuant to this Agreement (the "DoveBid Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DoveBid Ancillary Agreements have been duly and validly approved and authorized by DoveBid's Board of Directors.

          3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable DoveBid to enter into, and to perform its obligations under, this Agreement and the DoveBid Ancillary Agreements, except for (a) the filing of appropriate documents with the relevant authorities of California and Delaware and other states in which DoveBid is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

          3.2.3 This Agreement and the DoveBid Ancillary Agreements are, or when executed by DoveBid will be, valid and binding obligations of DoveBid enforceable against DoveBid in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.3  No Conflict.  Neither the execution and delivery of this Agreement nor
          -----------
any DoveBid Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or bylaws of DoveBid, as currently in effect, (b) any instrument or contract to which DoveBid is a party or by which DoveBid's assets or properties are bound or affected, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to DoveBid or its assets or properties.



                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

     4.1  Advice of Changes; Accounting Matters.  During the period from the
          -------------------------------------
date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company will promptly advise DoveBid in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or at the Closing untrue or inaccurate in any material respect and (b) of any material adverse change in the Company's business, prospects, results of operations or financial condition. Promptly following the execution of this Agreement and prior to the Closing, the Company agrees to provide DoveBid and its auditors with detailed adjustments of the Company's accounts to convert the financial entries therein from OCBOA basis to United States generally accepted accounting principles ("GAAP") basis, together with detailed written explanations of each such adjustment (such adjustments and explanations, the "GAAP Adjustments").

     4.2  Maintenance of Business.  During the period from the date of this
          -----------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Company will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the Company becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of DoveBid in writing and, if requested by DoveBid, will exert its best efforts to restore the relationship.

     4.3  Conduct of Business.  During the period from the date of this
          -------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Company will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of an authorized officer of DoveBid:

          (a) borrow any money or otherwise incur any indebtedness, other than trade debt incurred in the ordinary course of business;

          (b) except as otherwise contemplated hereby, enter into any transaction not in the ordinary course of business;

          (c) purchase or sell assets greater than $25,000 in aggregate value;

          (d)  [Intentionally omitted]

          (e) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent that is not material to its business;

          (f) dispose of any of its assets except in the ordinary course of business consistent with past practice;

          (g) enter into any lease or contract for the purchase, sale or rental of any property, real or personal, except in the ordinary course of business consistent with past practice;

          (h) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

          (i) fail to use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships and present agreements with suppliers, customers and others having business relations with the Company, or fail to maintain its current debt and lease instruments;

          (j) pay any bonus, increased salary or special remuneration to any non-officer employee or consultant or enter into any new employment or consulting agreement with any such person, except as set forth in Section 4.3(j) of the Company Disclosure Schedule (which disclosure may be updated by the Company, but not within five business days prior to the Closing Date);

          (k) change accounting methods, policies or procedures;

          (l) introduce any material new method of management or operations;

          (m) declare, set aside or pay any cash or stock dividend or other distribution in respect of any equity interest, or redeem or otherwise acquire any of its equity interests; provided, however, that the Company shall be permitted to make distributions to the Shareholders which do not (i) cause a reduction in the Closing Payment pursuant to Section 1.2, and (ii) reduce the Company's Working Capital (as defined in Section 6.11) immediately prior to the Closing below $850,000;

          (n) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

          (o) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Company 401(k) Plan;

          (p) guarantee or act as a surety for any obligation, except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

          (q) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

          (r) issue or sell any shares of its capital stock or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue any securities, or accelerate the vesting of any outstanding option or other security;

          (s) split or combine its outstanding securities or enter into any recapitalization affecting the number of shares outstanding or affecting any other of its securities;

          (t) merge, consolidate or reorganize with, or acquire any entity;

          (u) amend its Articles of Incorporation, bylaws or any other governance document;

          (v) license any of its technology or Intellectual Property Rights except in the ordinary course of business consistent with past practice;

          (w) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return;

          (x) change any insurance coverage or issue any certificates of insurance; provided, that the Company may redeem the current cash value of life insurance policies in respect of Manford J. Trees, and pay the proceeds thereof to the Shareholders or officers; or

          (y) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(x), or take or fail to take any action which would cause a representation or warranty of the Company to become untrue or inaccurate in any material respect.

     4.4  Payment of Accounts Receivable.  Following the Closing, DoveBid agrees
          ------------------------------
to use its commercially reasonable efforts to collect outstanding accounts receivable of the Company as of the Closing Date (such amounts, "Closing Company Receivables"). On each successive two week anniversary of the Closing Date, DoveBid agrees to pay to the Trees Trust in cash, all amounts received by DoveBid or the Company during the prior two weeks in payment of Closing Company Receivables until the aggregate amount of all such payments by DoveBid to the Trees Trust equals the amount of Trees Indebtedness as of the Closing Date, plus interest accrued under the notes evidencing the Trees Indebtedness. If, on the one year anniversary of the Closing Date, the payments of Closing Company Receivables have not satisfied the amount of Trees Indebtedness as of the Closing Date, DoveBid shall promptly pay in full the remaining unpaid principal and accrued interest of the Trees Indebtedness. Each of the Company, the Trees Trust, Manford J. Trees and Audrey J. Trees hereby agree that (i) the provisions of this Agreement regarding the satisfaction of the Trees Indebtedness supersede and amend in all respects each and every instrument evidencing or regarding the Trees Indebtedness, including, without limitation, the Secured Promissory Note dated March 11, 1998 and the Promissory Note dated December 2, 1998, and that the provisions thereof regarding the schedule of payments due thereunder and the acceleration thereof are of no further force or effect, and (ii) the Security

Agreement executed by the Company and the Trees Trust on March 18, 1998 (the "Trees Security Agreement") is hereby terminated.

     4.5  Regulatory Approvals.  DoveBid, the Company and each Shareholder will
          --------------------
execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that DoveBid may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. The Company and each Shareholder will use their best efforts to obtain all such authorizations, approvals and consents.

     4.6  Necessary Consents.  The Company and each Shareholder will use their
          ------------------
best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in DoveBid's judgment to allow the consummation of the transactions contemplated hereby and to allow DoveBid to carry on the Company's business after the Closing.

     4.7  Litigation.  The Company will notify DoveBid in writing promptly after
          ----------
learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

     4.8  No Other Negotiations.  From the date of this Agreement until the
          ---------------------
earlier of termination of this Agreement or the Closing, none of the Company, the Shareholders nor the Beneficiaries will, nor will they authorize or permit any officer, shareholder, director, employee, investment banker, attorney, agent, representative or affiliate of the Company, or any other person or entity, on its behalf to, directly or indirectly, solicit, initiate or encourage any offer from any person or entity or consider any inquiries or proposals received from any other person or entity, participate in any negotiations or discussions regarding, furnish to any person or entity any information with respect to, or enter into any agreement, commitment, letter of intent or understanding concerning, the possible disposition of all or any substantial portion of the Company's business, assets or equity interests by merger, sale or any other means (other than the transactions contemplated hereby with DoveBid). The Company will promptly and in any event within 24 hours notify DoveBid orally and in writing of any such inquiry or proposal, including the name of the persons making such proposal and all of the terms thereof. Any violation of the restrictions set forth in this section by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company shall be deemed to be a breach of this Section 4.8 by the Company.

     4.9  Access to Information.  From the date of this Agreement until the
          ---------------------
earlier of termination of this Agreement or the Closing, the Company will allow DoveBid and its agents reasonable access the files, books, records and offices of the Company, including, without limitation, any and all information relating to the Company' taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Company will cause its accountants to cooperate with DoveBid and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     4.10  Satisfaction of Conditions Precedent.  From the date of this
           ------------------------------------
Agreement until the earlier of termination of this Agreement or the Closing, the Company will use its best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VI, and the Company will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     4.11  Further Assurances.  The Company, the Shareholders, the Beneficiaries
           ------------------
and DoveBid shall each deliver or cause to be delivered to the other, at such other times and places as shall be reasonably agreed, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. The Shareholders, the Beneficiaries and the Company will cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with DoveBid on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.

     4.12  Employee Vacation Accrual.  Following the Closing, DoveBid agrees
           -------------------------
that continuous service as an employee of the Company will be "tacked" to such employees' service as employees of DoveBid in determining the vacation benefits applicable to such employees under DoveBid's employee vacation policies.

     4.13  Filing of UCC Termination Statement.  Each of the Company and the
           ------------------------------------
Trees Trust shall execute all required termination statements of the UCC-1 filed pursuant to the Trees Security Agreement.


                                    ARTICLE V
                       CONDITIONS PRECEDENT TO OBLIGATIONS
               OF THE SHAREHOLDERS, BENEFICIARIES AND THE COMPANY

     The obligations of the Shareholders, Beneficiaries and the Company with respect to actions to be taken at Closing are subject to the satisfaction or waiver by DoveBid at or prior to Closing of all of the following conditions.

     5.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of DoveBid set forth in this Agreement shall be true and correct at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by DoveBid at or before the Closing shall have been duly performed. DoveBid shall have delivered to the Company a certificate to such effect dated the Closing Date signed by an authorized officer of DoveBid.

     5.2  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by DoveBid and shall be acceptable to the Shareholders.

     5.3  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

     5.4  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     5.5  Employment Agreements.  DoveBid shall have executed and delivered to
          ---------------------
Michael Megown an Employment Agreement in substantially the form of Exhibit B
                                                                    ---------
attached hereto (the "Employment Agreement").


                                   ARTICLE VI
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF DOVEBID

     The obligations of DoveBid with respect to actions to be taken at the Closing are subject to the satisfaction or waiver by DoveBid at or prior to the Closing of all of the following conditions.

     6.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of the Shareholders and the Company set forth in this Agreement shall be true and correct at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by the Shareholders and the Company on or before the Closing shall have been duly performed. The Shareholders and the Company shall have delivered to DoveBid a certificate to such effect dated the Closing Date signed by the Shareholders and the President of the Company.

     6.2  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

     6.3  No Material Adverse Effect.  No event or circumstance shall have
          --------------------------
occurred between the execution of this Agreement and the Closing which would constitute a material adverse effect on the Company's business, prospects, financial condition or operating results; and DoveBid shall have received a certificate to such effect dated the Closing Date signed by the Shareholders and the President of the Company.

     6.4  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by the Shareholders, the Beneficiaries and the Company and shall be acceptable to DoveBid.

     6.5  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; the Company shall have obtained and delivered to DoveBid such additional consents to the transactions contemplated herein as DoveBid may reasonably request including, without limitation, DoveBid's receipt on or prior to Closing of consents of third parties listed in Section 2.5 of the Company Disclosure Schedule; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     6.6  Good Standing Certificate or Equivalent.  DoveBid shall have received
          ---------------------------------------
evidence satisfactory to it that the Company is validly existing, in good standing and authorized to do business in California. DoveBid shall have received a certificate dated the Closing Date signed by the Shareholders and the President of the Company that all state franchise and/or income tax returns and taxes due by the Company for all fiscal year periods prior to the Closing have been filed and paid. DoveBid's failure to require or receive such evidence in no way vitiates or affects the Company's or the Shareholders' representations and warranties regarding such matters and DoveBid's reliance on such representations or warranties.

     6.7  Employment Agreements.  Michael Megown shall have executed and
          ---------------------
delivered to DoveBid the Employment Agreement and the Confidentiality and Employee Invention Assignment Agreement attached thereto.

     6.8  Release of Claims.  DoveBid shall have received copies of a Release of
          -----------------
Claims executed by each Shareholder and each Beneficiary in substantially the form of Exhibit C attached hereto.
        ---------

     6.9  Lease Matters.  DoveBid shall have executed a triple net lease of the
          -------------
Company's facilities at 1066 and 1062 Linda Vista Avenue, Mountain View, California having a term of two years at a fair market monthly rent not to exceed $15,000 and $2812.50, respectively, and upon such other terms deemed acceptable to DoveBid.

     6.10  Insurance Matters.  The Shareholders shall have obtained, and fully
           -----------------
prepaid all premiums associated with, "claims made" insurance for the Company for activities of the Company prior to the Closing, which insurance shall name DoveBid as an additional insured, which shall expire no earlier than the third anniversary of the Closing and which shall contain coverage that is reasonably acceptable to DoveBid.

     6.11  Working Capital; GAAP Adjustments.  The Company shall have at least
           ---------------------------------
$850,000 in Working Capital, not less than $365,000 of which shall be cash, and DoveBid shall have received a certificate to such effect dated the Closing Date signed by the Shareholders and the President of the Company. "Working Capital" means an amount equal to (x) the sum of (A) cash plus (B) accounts receivable, minus (y) accounts payable and current other payables. DoveBid shall have received the GAAP Adjustments.

     6.12  SEP IRA.  The Company shall have paid and satisfied in full all of
           -------
its obligations under the Company's SEP IRA, and the Company shall have terminated the SEP IRA.

     6.13  Due Diligence.  The results of DoveBid's due diligence review of the
           -------------
Company's businesses, finances, practices and procedures shall be satisfactory to DoveBid in its sole discretion.

     6.14  Closing of DoveBid's Series C Financing.  DoveBid shall have closed
           ---------------------------------------
the sale of shares of its Series C Preferred Stock to investors on terms satisfactory to DoveBid in its sole discretion.

     6.15  UCC Termination Statements Each of the Company and the Trees Trust
           --------------------------
shall have executed all required termination statements of the UCC-1 financing statement filed pursuant to the Trees Security Agreement.



                                   ARTICLE VII
                                   TERMINATION

     7.1  Right to Terminate.  This Agreement may be terminated and the
          ------------------
transactions contemplated herein abandoned at any time prior to the Closing: (i) by the mutual written consent of the parties hereto (which, for purposes of this Article, DoveBid shall be considered one party and the Company, both Shareholders and all Beneficiaries collectively shall be considered one party);
(ii) by either party, if such party is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breaching party fails to cure such material breach within fifteen days after written notice of such material breach from the non-breaching party; (iii) by either party, if there is a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated herein, or if any statute, rule, regulation or order is enacted, promulgated or issued or deemed applicable to the transactions contemplated herein by any governmental body that would make consummation of the transactions contemplated herein illegal; or (iv) by either party if the transactions contemplated herein have not been consummated by March 3, 2000; provided, that if DoveBid believes, in good faith, that the filing of its registration statement on Form S-1 will be delayed beyond DoveBid's current expectations, DoveBid will so notify the Shareholders, and each of DoveBid, the Shareholders and Beneficiaries shall proceed in good faith to agree upon an appropriate later date.

     7.2  Termination Procedures.  If either party wishes to terminate this
          ----------------------
Agreement pursuant to Section 7.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the receipt of such notice if such notice complies with the provisions of Section 7.1.

     7.3  Continuing Obligations.  Following any termination of this Agreement
          ----------------------
pursuant to this Article VII, the parties to this Agreement will continue to be liable for breaches of this Agreement prior to such termination and will continue to perform their respective obligations under Article IX. After termination of this Agreement in accordance with this Article VII, except for the continuing obligations set forth in the preceding sentence, the parties to this Agreement will be without any further obligation or liability upon any party in favor of the other party.


                                  ARTICLE VIII
            SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

     8.1  Survival of Representations.  The representations, warranties,
          ---------------------------
covenants and agreements of DoveBid contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties, covenants and agreements will expire (except for covenants that by their terms survive for a longer period). All representations, warranties, covenants and agreements of the Company and the Shareholders contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the earlier of the termination of this Agreement or the three year anniversary of the Closing (except for covenants that by their terms survive for a longer or shorter period, and for the representations and warranties set forth in Sections 2.3 and 2.7, which shall survive for the statute of limitations period applicable to a claim which would constitute a breach thereof).

     8.2  Agreement to Indemnify.  Subject to the limitations set forth in this
          ----------------------
Article VIII, each of the Shareholders and Beneficiaries, jointly and severally, hereby indemnify and hold harmless DoveBid and its officers, directors, agents and employees, and each person, if any, who controls or may control DoveBid within the meaning of the Securities Act (individually, a "DoveBid Indemnitee" and collectively, "DoveBid Indemnitees") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses ("Damages"):

          (a) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company, any Shareholder or any Beneficiary in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company, a Shareholder or a Beneficiary pursuant to this Agreement;

          (b) resulting from any failure of any Shareholder to have good, valid and marketable title to the issued and outstanding shares held by such Shareholder, free and clear of Liens, or any claim by a current or former shareholder, or any other person, firm, corporation or entity, seeking to assert or based upon ownership or rights to ownership of equity interest of the Company (or the Purchase Price), any rights of a shareholder of the Company, including any options, or preemptive rights or rights to notice or to vote, any rights under the Company's Articles of Incorporation, bylaws or other charter documents, any right under any agreement among the Company and the Shareholders or any claim that his or her equity interests or other securities were wrongfully repurchased by the Company;

          (c) in connection with a liability of the Company arising out of any acts, events, omissions or transactions occurring prior to the Closing Date, which liabilities were not disclosed to DoveBid in this Agreement or the Company Disclosure Letter and were either known or should have been known by the Shareholders or Beneficiaries at the time of the Closing, or any breach of any agreement entered into by the Company or the Shareholders prior to the Closing; or

          (d) resulting from any claim by any investment banker, broker, finder or other agent claiming to represent or be the beneficiary of an agreement, understanding or arrangement with the Company, Shareholders or Beneficiaries in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     8.3  Third Person Claims.
          -------------------

          8.3.1 Promptly after a DoveBid Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Person Claim") that could give rise to a right of indemnification under this Agreement, and before the DoveBid Indemnitee pays or settles any such claim, the DoveBid Indemnitee shall give Manford J. Trees and Michael Megown, as representatives of the Shareholders and Beneficiaries (the "Representatives"), written notice of such Third Person Claim describing in reasonable detail the nature of such Third Person Claim, a copy of all papers served with respect to that Third Person Claim (if any), an estimate of the amount of damages attributable to the Third Person Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), the basis for the DoveBid Indemnitee's request for indemnification under this Agreement, and whether DoveBid elects to defend such claim or tender such claim to the Representatives; provided, however, that the failure of the DoveBid Indemnitee to give timely notice hereunder shall relieve the Shareholders and Beneficiaries of their indemnification obligations under this Agreement to the extent, but only to the extent that, such failure materially prejudices the defense of such claim.

          8.3.2 In the event that DoveBid elects to defend such claim, DoveBid shall defend, and the Representatives may, if they so elect by written notice delivered to DoveBid within five business days of receiving notice of the Third Person Claim, join in the defense of, any Third Person Claim, and if the Representatives elect to join in such defense, and such defense is ultimately unsuccessful, the Damages incurred by DoveBid in connection with such Third Person Claim shall be treated as an Uncontested Claim hereunder. The costs and expenses incurred by DoveBid in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which DoveBid may seek indemnity pursuant to a Claim (as defined in Section 8.5) made by any DoveBid Indemnitee hereunder. The Representatives shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Person Claim to the extent that receipt of such documents by the Representatives do not affect any privilege relating to the DoveBid Indemnitee, and may participate in settlement negotiations with respect to the Third Person Claim. No DoveBid Indemnitee shall enter into any settlement of a Third Person Claim without the prior written consent of the Representatives (which consent shall not be unreasonably withheld); provided, that if the Representatives shall have consented in writing to any such settlement, then the Representatives shall have no power or authority to object to any Claim by any DoveBid Indemnitee for indemnity under
Article VIII for the amount of such settlement; such Claim shall be treated as an Uncontested Claim hereunder, and the Shareholders and Beneficiaries will remain responsible to indemnify the DoveBid Indemnitee for all Damages that may be incurred arising out of, resulting from or caused by the Third Person Claim to the fullest extent provided in Article VIII.

          8.3.3 In the event that DoveBid elects to tender a Third Person Claim to the Representatives, the Representatives shall defend such claim, and shall have no power or authority to object to any Claim by any DoveBid Indemnitee for indemnity under Article VIII for the amount of any Damages arising out of or in connection with such Third Person Claim; such Claim shall be treated as an Uncontested Claim hereunder, and the Shareholders and Beneficiaries will remain responsible to indemnify the DoveBid Indemnitee for all Damages arising out of, resulting from or caused by the Third Person Claim to the fullest extent provided in Article VIII. The Representatives may not enter into any settlement of a Third Person Claim tendered to the Representatives without the prior written consent of DoveBid; provided, that the Representatives may settle such claim without DoveBid's prior written consent if such settlement involves only the payment of money damages by the Shareholders and Beneficiaries, and such settlement provides for a complete release of all DoveBid Indemnitees from all liabilities in connection with such Third Person Claim. DoveBid shall have the right to receive copies of all pleadings, notices and communications with respect to the tendered Third Person Claim, and the costs and expenses incurred by DoveBid in connection with monitoring the Representatives' defense of such claim shall be included in the Damages for which DoveBid shall receive uncontested indemnity pursuant to this Section 8.3.3.

     8.4  The Representatives.  Each of the Shareholders and Beneficiaries
          -------------------
approves the designation of and designates the Representatives as the representatives of the Shareholders and Beneficiaries and as the attorneys-in-fact and agents for and on behalf of each Shareholder and Beneficiary with respect to claims for indemnification under this Article VIII and the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representatives under this Agreement, including, without limitation, the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (b) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article VIII; and (c) take all actions necessary in the judgment of the Representatives for the accomplishment of the foregoing. The Representatives will have authority and power to act on behalf of each Shareholder and Beneficiary with respect to the disposition, settlement or other handling of all claims under Article VIII and all rights or obligations arising under Article VIII. The Shareholders and Beneficiaries will be bound by all actions taken and documents executed by the Representatives in connection with
Article VIII, and DoveBid will be entitled to rely on any action or decision of the Representatives. In performing the functions specified in this Agreement, the Representatives, in their capacity as such, will not be liable to any Shareholder and Beneficiary in the absence of gross negligence or willful misconduct on the part of the Representatives. The Shareholders and Beneficiaries shall severally indemnify the Representatives and hold each of them harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representatives in connection with actions taken by the Representatives pursuant to the terms of Article VIII (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by the Shareholders to the Representatives pro rata in proportion to their respective percentage equity interests in the Company.

     8.5  Notice of Claim.  As used herein, the term "Claim" means a claim for
          ---------------
indemnification of a DoveBid Indemnitee for Damages under Article VIII. DoveBid may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other DoveBid Indemnitee, and DoveBid will give written notice of a Claim executed by an officer of DoveBid (a "Notice of Claim") to the Representatives promptly after DoveBid becomes aware of the existence of any potential claim by a DoveBid Indemnitee for indemnity for Damages under Article VIII, including in connection with any Third Person Claim. In the event that DoveBid has delivered to the Representatives one or more Notices of Claim on or prior to the date on which the Deferred Payment is due to be paid, any amounts claimed as Damages in such Notice(s) of Claim shall be withheld from the Deferred Payment until final resolution of the Claims specified therein in accordance with this Article VIII.

     8.6  Contents of Notice of Claim.  Each Notice of Claim by DoveBid will
          ---------------------------
contain the following information:

          (a) that DoveBid has incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any DoveBid Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such DoveBid Indemnitee under
Article VIII); and

          (b) a brief description, in reasonable detail (to the extent reasonably available to DoveBid), of the facts, circumstances or events giving rise to the alleged Damages based on DoveBid's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to DoveBid) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     8.7  Resolution of Notice of Claim.  Any Notice of Claim received by the
          -----------------------------
Representative will be resolved as follows:

          (a) Uncontested Claims.  In the event that, within fifteen calendar
              ------------------
days after a Notice of Claim is received by the Representative, the Representatives do not contest such Notice of Claim in writing to DoveBid (an "Uncontested Claim"), the Representatives will be conclusively deemed to have consented, on behalf of all Shareholders and Beneficiaries, to the recovery by the DoveBid Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including the offset of any such amounts against the Deferred Payment, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Shareholders and Beneficiaries for such amount in any court having jurisdiction over the matter where venue is proper. However, Damages shall not be limited to the amounts of the Deferred Payment.

          (b) Contested Claims.  In the event that the Representatives give
              ----------------
DoveBid written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the fifteen day period, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by DoveBid and the Representatives or (B) in the absence of such a written settlement agreement, by binding arbitration between DoveBid and the Representatives in accordance with the terms and provisions of Section 8.7(c).

          (c) Arbitration of Contested Claims.  Each of DoveBid, the
              -------------------------------
Shareholders and the Beneficiaries agree that any Contested Claim will be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor ("J.A.M.S."), pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq. and that any such arbitration will be conducted in San Mateo County, California. Either DoveBid or the Representatives may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration will be conducted in accordance with the provisions of J.A.M.S' Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration, subject to the provisions of Section 8.7(c) of this Agreement. The parties will cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.' panel of neutrals, and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below. A Contested Claim finally resolved in favor of DoveBid may be satisfied as if such Claim were an Uncontested Claim pursuant to Section 8.7(a). The provisions of this Section 8.7(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

          (i) Payment of Costs.  DoveBid on the one hand, and the Shareholders
              ----------------
and Beneficiaries (through the Representative), on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, but not including the fees of each arbitrator and the administrative fee of the arbitration proceedings, which shall be shared equally by DoveBid, on the one hand, and the Shareholders and Beneficiaries, on the other hand. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

          (ii)   Burden of Proof.  Except as may be otherwise expressly provided
                 ---------------
herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

          (iii)  Award.  Upon the conclusion of any arbitration proceedings
                 -----
hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the Representatives and DoveBid, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Shareholders, the Beneficiaries, the Representatives and DoveBid, and will include an affirmative statement to such effect.

          (iv)   Timing.  The Representatives, DoveBid and the arbitrator will
                 ------
conclude each arbitration pursuant to this Section 8.7 as promptly as possible for the Contested Claim being arbitrated.

          (v)    Terms of Arbitration.  The arbitrator chosen in accordance with
                 --------------------
these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.


                                   ARTICLE IX
                                     GENERAL

     9.1  Confidentiality.  The Company, the Shareholders, the Beneficiaries and
          ---------------
DoveBid each recognize that they have received and will receive confidential information concerning the other during the course of the negotiations and preparations of this Agreement and the transactions contemplated herein. Accordingly, the Company, the Shareholders, the Beneficiaries and DoveBid each agree (a) to use their respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Closing and related transactions. The obligations of this Section 9.1 will not apply to information that is required, in the opinion of counsel to a party hereto, to be disclosed by statute, or governmental rule or regulation, or, following the Closing, to the disclosure of information regarding the Company by DoveBid. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 9.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders. DoveBid acknowledges that the disclosure of the pendency of the transactions contemplated hereby to the employees of the Company, and the legal, accounting and other professional advisors of the Company and the Shareholders, provided that such disclosure was accompanied by appropriate cautions regarding the confidentiality of such information, did not violate the provisions of this
Section 9.1. Any public announcement of this transaction shall be prepared by DoveBid, and approved by the Shareholders prior to its release, which approval shall not be unreasonably withheld or delayed.

     9.2  Successors and Assigns.  Neither the Company, any Shareholder nor any
          ----------------------
Beneficiary may assign any of its rights or obligations hereunder without the prior written consent of DoveBid except by will or by the laws of descent and distribution. DoveBid may not assign any of its rights or obligations hereunder without the prior written consent of Shareholders holding not less than a majority of the voting power in the Company, except that DoveBid may assign its rights and obligations hereunder without the prior written consent of any Shareholder in connection with a merger, consolidation or sale of all or substantially all of DoveBid's assets or in connection with a reincorporation, reorganization or other corporate recapitalization, provided that the acquiring or surviving corporation or entity agrees to assume all of DoveBid's obligations under this Agreement. Any purported assignment in violation of this section shall be void. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.3  Entire Agreement; Amendments.  This Agreement (including the schedules
          ----------------------------
and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Beneficiaries, the Company and DoveBid and supersede any prior agreement, understanding or discussions relating to DoveBid or the transactions contemplated by this Agreement. Except as otherwise stated herein, this Agreement and the exhibits hereto may be modified or amended only by a written instrument executed by the Shareholders, the Beneficiaries, the Company and DoveBid, acting through their respective officers, and duly authorized by each of their Board of Directors (in the case of the Company and DoveBid).

     9.4  Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same agreement.

     9.5  Expenses; Taxes.  DoveBid will pay the fees, expenses and
          ---------------
disbursements of DoveBid and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by DoveBid under this Agreement. The Shareholders or the Company will pay the Shareholders, the Beneficiaries and the Company's respective fees, expenses and disbursements of counsel and accountants incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by them under this Agreement; provided, that all such amounts shall have been paid and satisfied in full prior to the date of the Closing Balance Sheet. Any expenses of the Shareholders, the Beneficiaries or the Company not paid by the Shareholders prior to the Closing shall be treated as Damages under Article
VIII. The Shareholders acknowledge that they, and not DoveBid or the Company, will pay all income taxes due upon the receipt by the Shareholders of each element of the Purchase Price pursuant to this Agreement.

     9.6  Notices.  All notices and other communications required or permitted
          -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in United States mail or a nationally recognized overnight courier service, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party, as follows:

             (i) If mailed or delivered to DoveBid, to each of the following, using two separate mailings or deliveries:

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Cory Ravid, Chief Financial Officer

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Anthony Capobianco, General Counsel

             (ii) If mailed or delivered to the Company, the Representatives, the Shareholders or the Beneficiaries, to each of:

                         James Hagan
                         Hagan, Saca & Hagan Law Corporation
                         350 Cambridge Avenue, Suite 150
                         Palo Alto, CA 94306

or to such other address as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 9.7 from time to time. Such notice shall be effective only upon actual receipt.

     9.7  Governing Law; Forum.  This Agreement shall be governed by and
          --------------------
construed in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. Except as set forth in Article VIII regarding the arbitration of Contested Claims, all disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the California state courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

     9.8  Exercise of Rights and Remedies.  Except as otherwise provided herein,
          -------------------------------
no delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     9.9  Time.  Time is of the essence with respect to this Agreement.
          ----

     9.10  Reformation and Severability.  In case any provision of this
           ----------------------------
Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     9.11  Remedies Cumulative.  No right, remedy or election given by any term
           -------------------
of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law, or in equity or by contract.

     9.12  Construction.  This Agreement has been negotiated among DoveBid, the
           ------------
Company, the Shareholders, the Beneficiaries and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     9.13  Captions.  The headings of this Agreement are inserted for
           --------
convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

             [The Remainder Of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by the respective authorized representatives of DoveBid and the Company and by each Shareholder and each Beneficiary as of the day and year first above written.


                                       DOVEBID, INC.


                                       By:  /s/ Anthony Capobianco
                                          -------------------------------------
                                       Anthony Capobianco
                                       Vice President and General Counsel

                                       HALTEK ELECTRONICS d/b/a TEST LAB COMPANY


                                       By:  /s/  Manford J. Trees
                                          -------------------------------------
                                       Name:
                                       Title:

                                       THE MANFORD AND AUDREY TREES LIVING TRUST
                                       DATED MARCH 3, 1980


                                       By:  /s/ Manford J. Trees
                                          --------------------------------------
                                          Manford J. Trees, Trustee


                                       By:  /s/ Audrey Trees
                                          --------------------------------------
                                          Audrey Trees, Trustee


                                      By:   /s/ Manford J. Trees
                                          -------------------------------------
                                          Manford J. Trees


                                      By:   /s/ Audrey Trees
                                          -------------------------------------
                                          Audrey Trees



               [First signature page to Stock Purchase Agreement]

                                       THE MICHAEL P. MEGOWN AND DARCY E. MEGOWN
                                       TRUST DATED NOVEMBER 7, 1995


                                       By:      /s/ Michael Megown
                                          --------------------------------
                                          Michael Megown, Trustee


                                       By:      /s/ Darcy Megown
                                          --------------------------------
                                          Darcy Megown, Trustee


                                                /s/ Michael Megown
                                          --------------------------------
                                          Michael Megown


                                                /s/ Darcy Megown
                                          --------------------------------
                                          Darcy Megown



               [Second signature page to Stock Purchase Agreement]